UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On November 1, 2010, Artesian Water Maryland, Inc. (“Artesian Maryland”), a subsidiary of Artesian Resources Corporation (“Artesian Resources”), completed its purchase from the Town of Port Deposit (“Port Deposit” or the “Town”) of all of the assets of the Town used in providing potable water, water distribution and water meter services (the “Facilities”) pursuant to Artesian Maryland’s agreement to purchase water assets of the Town dated December 1, 2009 (the “Water Asset Purchase Agreement”).  Port Deposit transferred to Artesian Maryland all of Port Deposit’s right, title and interest in and to all of the plant and equipment, associated real property, contracts and permits possessed by Port Deposit at closing related to the operation of the Facilities as well as the water distribution, treatment and water meter systems possessed by Port Deposit or used in the operation of the Facilities.  Port Deposit also transferred to Artesian Maryland all rights to serve the customers within the Town (which shall include the Town as it currently exists as well as certain additional growth areas that may be added to the Town in the future) and all rights to be served by all vendors and suppliers of Port Deposit.  Port Deposit shall collect and remit to Artesian Maryland its tariffed connection charges as approved by the Maryland Public Service Commission (“PSC”) for new connections to the water system within the Town.  Artesian Maryland also assumed certain liabilities arising as of and after the closing.  In addition, the Water Asset Purchase Agreement includes a provision granting Port Deposit a right of first refusal in the event that Artesian Maryland ever wishes to sell all or part of the acquired assets, as well as a provision governing Artesian Maryland’s ability to raise rates between closing and March 31, 2013.

The total price for the purchased assets and access to the Susquehanna River as a source of water supply was $1,256,000.  At closing on November 1, 2010, Artesian Maryland paid $250,000 to Port Deposit, less $85,000 already paid as a deposit and $82,000 owed to Artesian Utility Development, Inc. (“Artesian Utility”), a subsidiary of Artesian Resources, for operating the plant and equipment prior to closing.  Artesian Maryland also executed a promissory note in the amount of $800,000, (the “Promissory Note”) that bears interest at a rate of five percent (5%) per annum, compounded daily on the basis of 360 days per year.  The Promissory Note is payable in four equal annual installments starting with the first installment due at closing and the next three on the first day of July of each of the next three years following closing and is secured by the assets purchased under the Water Asset Purchase Agreement and guaranteed by Artesian Resources.  In addition, Artesian Maryland paid off Port Deposit’s $206,000 loan from the Maryland Water Quality Financing Administration (“MWQFA”).  On July 28, 2010, the PSC approved this transaction, including the exercise of franchise agreements granted by Port Deposit and Cecil County, Maryland.

The existing water system subject to the Water Asset Purchase Agreement consists of a water treatment facility, an existing 700,000 gallon per day Susquehanna River Water Appropriation Permit, a 500,000-gallon ground storage tank and water mains.  Artesian Maryland will take over water service rights for the service area that encompasses Port Deposit’s existing 280 customers, in addition to several adjacent tracts of land including the Bainbridge property, a 1,200-acre former U.S. Navy facility, which has the potential to be developed for 2,800 residential homes as well as office, commercial, and educational uses.

A copy of the Water Asset Purchase Agreement, which is attached as Exhibit 10.1 to Artesian Resources’ Form 8-K filed with the Securities and Exchange Commission on December 2, 2009, is incorporated herein by reference.  A copy of the Amendment to Agreement for Purchase of Water Assets of the Town of Port Deposit and for the provision of Potable Water Services is attached as Exhibit 10.2 hereto and incorporated herein by reference.  The foregoing description of the Water Asset Purchase Agreement and the Amendment to Agreement for Purchase of Water Assets of the Town of Port Deposit is qualified in its entirety by reference to the full text of the Water Asset Purchase Agreement and Amendment to Agreement for Purchase of Water Assets of the Town of Port Deposit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1
Water Asset Purchase Agreement, dated December 1, 2009 by and among Artesian Water Maryland, Inc., a Delaware Corporation, Artesian Resources Corporation, a Delaware Corporation and the Mayor and Town Council of Port Deposit, Maryland, a body corporate and politic organized under the laws of the State of Maryland.  (Incorporated by reference to Exhibit 10.1 to the Artesian Resources’ Form 8-K filed with the Securities and Exchange Commission on December 2, 2009).

10.2
Amendment to Agreement for Purchase of Water Assets of the Town of Port Deposit and for the provision of Potable Water Services, dated November 1, 2010 by and among Artesian Water Maryland, Inc., a Delaware Corporation, Artesian Resources Corporation, a Delaware Corporation and the Mayor and Town Council of Port Deposit, Maryland, a body corporate and politic organized under the laws of the State of Maryland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: November 4, 2010	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer